Exhibit 99.1

ActiveCare Acquires 4G Biometrics In Move to Address
Growing Needs of Diabetic Patients and Their Families
Blood glucose monitoring will further bolster the Company’s CareCenter services and membership base

SALT LAKE CITY, March 13, 2012 -- ActiveCare, Inc. (OTCBB: ACAR), the service leader in telehealth and personal emergency response, today announced a definitive agreement to acquire 4G Biometrics, a technology company that enables healthcare and insurance providers as well as employers to manage risks and reduce costs associated with employees diagnosed with diabetes. The 4G Biometric acquisition allows ActiveCare to dramatically increase its membership base while gaining direct access to insurance and self-insured companies that are fully able to reimburse for ActiveCare’s suite of products and services.

Diabetes trails only cardiovascular disease as the most expensive disease state to treat.  4G Biometrics helps diabetics manage their disease and avoid acute events that cost healthcare and insurance providers millions of dollars per year.  It does this by providing near-real-time blood glucose monitoring through a Bluetooth – enabled  technology.  Data points with any irregularities are instantly communicated to individuals/careproviders based on profiles defined by medical providers in order to more effectively treat and prevent major health issues.

“We are excited to reach this agreement with 4G Biometrics,” said Jim Dalton, CEO of ActiveCare. “The healthcare industry currently is not well positioned to effectively treat and prevent diabetes. 4G Biometrics has come up with a proven program that encourages patients and their employers to work together in battling the disease. This acquisition provides ActiveCare with another helpful service to offer our members. At home and on the go – our members and their families want the peace of mind that comes from knowing that ActiveCare is watching over them, 24 hours a day, seven days a week.”

4G Biometrics is able to process patient blood glucose data that previously has not been available to physicians, care providers and medical staff. It can also generate a variety of reports detailing the clinical, biometric and financial performance of an employee group.

“ActiveCare is a perfect fit to take our company to the next level of client service,” said Randy Gardner, CEO of 4G Biometrics. “Our clients will benefit from ActiveCare’s CareCenter, which is staffed around the clock by CareSpecialists and registered nurses who maintain the medical histories of all members. They are prepared to answer any question and meet any need. This is particularly helpful for members trying to learn how to live with diabetes.”

About ActiveCare

ActiveCare, Inc. is the service leader in telehealth and personal emergency response. Its CareCenter is staffed around the clock by highly trained specialists offering all manner of assistance, from help in emergencies to health monitoring and concierge services. Members reach the CareCenter through the Personal Assistance Link, ActiveCare’s patented, one-button emergency cell phone. Other ActiveCare technologies include the Active Home, the ActivePortal and its ProActiveCare discharge planning solution. Headquartered in Salt Lake City, Utah, and publicly traded on the OTC Bulletin Board under symbol ACAR, ActiveCare is committed to providing consistent excellence in quality and safety as well as friendly care for members and caregivers alike. To learn more about ActiveCare, Inc., visit www.activecare.com or contact investor/media relations at 877-862-5545.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, the actual availability of funds under the equity line of credit, governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our marketing expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

Contact:	Jeff Peterson
801-259-2595
jpeterson@activecare.com